Exhibit 99.1

NEWS RELEASE

Drilling Commences at American’s Bakken And Three Forks
Goliath Project

DENVER, CO — December 21, 2009 — American Oil & Gas Inc. (NYSE-AMEX: AEZ) announces that drilling operations have commenced on the Tong Trust 1-20H well, located in Sections 17 and 20 of T157N-R96W, Williams County, North Dakota. The Tong Trust 1-20H well is being drilled and funded under the terms of a previously announced participation agreement at American’s 76,000 net acre Goliath project.

The Tong Trust well is spaced on 1,280 acres and is designed for an approximate 9,000’ horizontal lateral to be drilled in the Bakken formation.  The current completion design includes fracture stimulation with 24 stages. Drilling operations are estimated to take approximately 30 to 45 days and completion, including fracture stimulation, is expected to follow within two to four weeks of drilling rig release, depending on weather.

American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: www.americanog.com.

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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc., and does not necessarily include the views of any other person or entity.